Exhibit 99.1

ATLANTIC AMERICAN REPORTS SECOND QUARTER EARNINGS

•	Insurance premiums increased 2.7% and 2.8% for the three month and six month periods ended June 30, 2016, respectively, as compared to the comparable periods of 2015
•	Net income for the three month and six month periods ended June 30, 2016 was $0.2 million and $1.1 million, respectively, as compared to $3.3 million and $4.0 million, respectively, for the comparable periods of 2015
•	Operating income increased for both the three month and six month periods ended June 30, 2016 to $0.2 million and $0.8 million, respectively, as compared to $41 thousand and $0.1 million, respectively, for the comparable periods of 2015

ATLANTA, Georgia, August 11, 2016 - Atlantic American Corporation (Nasdaq-AAME) today reported net income for the six month period ended June 30, 2016 of $1.1 million, or $0.05 per diluted share, as compared to $4.0 million, or $0.18 per diluted share, for the comparable period of 2015.  Net realized investment gains for the six month period ended June 30, 2016 were $0.9 million as compared to $5.1 million in the comparable period of 2015.  Net income for the three month period ended June 30, 2016 was $0.2 million, or $0.01 per diluted share, as compared to net income of $3.3 million, or $0.15 per diluted share, in the comparable period of 2015.  Net realized investment gains in the three month period ended June 30, 2016 were $0.1 million as compared to $4.1 million in the comparable period of 2015.

Total revenues for the six month period ended June 30, 2016 were $83.6 million as compared to $85.7 million for the six month period ended June 30, 2015.  A lower level of net realized investment gains was the single largest contributor to the decline in revenues.  Insurance premiums during the six month period ended June 30, 2016 increased 2.8% from the comparable 2015 period and was primarily the result of increased Medicare supplement policies in the Company’s life and health operation.  For the three month period ended June 30, 2016, revenues were $41.9 million, decreasing 6.5% from the comparable 2015 period revenues of $44.8 million, also primarily from a decrease in net realized investment gains.  Insurance premiums during the three month period ended June 30, 2016 of $39.1 million increased 2.7% from the comparable 2015 period amount of $38.1 million.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer stated, “We are extremely pleased with the new premium growth in our life and health operation.  Given that the second quarter is typically not a heavy Medicare supplement enrollment period, the growth in that line of business is a testament to the investment that we have been making in our product and distribution network. We are continuing to refine and improve on our worksite products and distribution as well and believe that when the majority of the enrollment periods begin in the second half of 2016, we will be well positioned for growth in those products as well.  Even as we continue to make targeted investments in our life and health operation, our property and casualty operation had an outstanding quarter with both a lower level of losses and expenses.  The balance of the year is one which we look forward to with much promise in continuing to grow our Company.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2016	2015	2016	2015

Insurance premiums
Life and health	$25,355	$24,006	$50,088	$48,129
Property and casualty	13,767	14,098	27,492	27,361
Investment income	2,563	2,494	5,070	5,091
Realized investment gains, net	132	4,148	884	5,099
Other income	37	26	67	41

Total revenue	41,854	44,772	83,601	85,721

Insurance benefits and losses incurred
Life and health	18,105	16,991	35,016	33,744
Property and casualty	8,817	9,392	16,731	17,880
Commissions and underwriting expenses	10,954	10,487	22,781	21,208
Interest expense	385	354	758	703
Other expense	3,236	3,359	6,582	6,987

Total benefits and expenses	41,497	40,583	81,868	80,522

Income before income taxes	357	4,189	1,733	5,199

Income tax expense	116	844	594	1,163

Net income	$241	$3,345	$1,139	$4,036

Basic earnings per common share	$0.01	$0.16	$0.05	$0.19
Diluted earnings per common share	$0.01	$0.15	$0.05	$0.18

Reconciliation of Non-GAAP Financial Measure

Net income	$241	$3,345	$1,139	$4,036
Income tax expense	116	844	594	1,163
Realized investment gains, net	(132)	(4,148)	(884)	(5,099)

Operating income	$225	$41	$849	$100

Selected Balance Sheet Data	June 30, 2016	December 31, 2015

Total cash and investments	$252,461	$254,007
Insurance subsidiaries	230,815	229,092
Parent and other	21,646	24,915
Total assets	320,265	314,603
Insurance reserves and policyholder funds	163,345	163,345
Debt	33,738	33,738
Total shareholders' equity	108,049	102,492
Book value per common share	5.01	4.75
Statutory capital and surplus
Life and health	34,247	35,322
Property and casualty	39,916	38,308